Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Operating Officer
(281) 897-7788

NCI BUILDING SYSTEMS REPORTS THIRD-QUARTER RESULTS

HOUSTON (August 31, 2005) – NCI Building Systems, Inc. (NYSE: NCS) today announced financial results for the third quarter and nine months ended July 30, 2005. Sales were $292.7 million for the third quarter compared with $295.8 million for the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 was $14.7 million, or $0.70 per diluted share, up from $8.4 million, or $0.41 per diluted share, for the third quarter of fiscal 2004. Results for the third quarter of fiscal 2004 include a charge for debt refinancing costs of $9.9 million ($5.8 million, or $0.28 per diluted share, after tax).

Sales for the first nine months of fiscal 2005 were $788.5 million compared with $765.9 million for the first nine months of fiscal 2004. Net income increased to $36.1 million, or $1.73 per diluted share, for the latest nine-month period from $21.9 million, or $1.09 per diluted share, for the comparable period in fiscal 2004. Net income for the first nine months of 2005 includes the effect of an after-tax benefit of $1.1 million, or $0.06 per diluted share, related to more favorable group medical claims experience than expected, which was recognized in the first quarter of fiscal 2005.

A.R. Ginn, Chairman and Chief Executive Officer of NCI, commented, “Our third-quarter results met our earnings guidance in an environment that remains challenging. Our performance is attributable to the continued expansion of both the sales and operating profit margin of our Engineered Buildings business compared with the comparable prior-year quarter. We were also pleased that even with the seasonal increase in Buildings sales from the second quarter of 2005, our bookings for the quarter enabled us to record modest growth in our backlog of 4.3%, which ended the third quarter at $204 million. Third-quarter results for our components business and, consequently, our coatings business, continued to reflect our adherence to a disciplined pricing strategy in a period of less-than-anticipated industry demand.

“Illustrating the overall industry environment, McGraw-Hill’s Dodge Report indicates that square footage of new nonresidential construction projects in our industry segments declined 8.3% for calendar 2005 through July compared with the same period in 2004. The Dodge Report notes sequential improvements in square footage for the months of June and July and anticipates that growth in square footage throughout the second half of calendar 2005 will bring total square footage for the year to a level approximating the total for 2004. Our results remained stronger than general industry trends, although the year-to-date decline in industry square footage, as well as the improvements as the third quarter progressed, were relatively consistent with our experience.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Reports Third-Quarter Results

August 31, 2005

“The profitability of our operations produced a further strengthening of our financial position during the third quarter. Our cash flow from operations for the nine months ending July 30, 2005 was up $46.3 million to $70.2 million compared to $23.9 million for the nine months ending July 31, 2004. Furthermore, our trailing twelve months adjusted EBITDA increased by 28.9% to 140.3 million over the same period in 2004. As a result, although we completed the third quarter with debt to total capitalization of 44.9% compared with 35.1% at October 30, 2004, our net debt (debt minus cash) to total capitalization (net debt plus shareholders’ equity) has improved to 28.0% at the end of the third quarter compared with 30.9% at the end of the second quarter of fiscal 2005 and 34.2% at the end of fiscal 2004.

“Based on NCI’s results of operations for the third quarter and first nine months of fiscal 2005, as well as lower expectations for industry performance during the full fiscal year, we today established our guidance for fourth-quarter net income per diluted share in a range of $0.93 to $1.03. As a result of this guidance, we have reduced our guidance for full-year fiscal 2005 to a range of $2.60 to $2.70. Our guidance excludes the effect of the first-quarter after-tax benefit of $1.1 million, or $0.06 per diluted share.”

Mr. Ginn concluded, “We continue to expect to achieve record sales, net income and net income per share for fiscal 2005. In spite of the weakness in the nonresidential construction industry for the first seven months of calendar 2005, combined with reduced visibility for our fiscal fourth quarter, we remain cautiously optimistic that our fourth-quarter results will improve significantly on a sequential-quarter basis over the third quarter just ended. Supporting these expectations, the strengths that underlie NCI’s position of industry leadership – the broadest line of innovative metal construction products; commitment to customer service; an integrated, nationwide network of plants and distribution centers; and state-of-the-art design and manufacturing capabilities producing the highest quality products and the lowest cost infrastructure – have positioned us well to continue outperforming the industry.”

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. Forward-looking statements involve a number of risks and uncertainties, and NCI’s actual performance may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of NCI’s raw material suppliers, competitive activity and pricing pressure, ability to execute NCI’s acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect NCI’s financial position and results of operations are described in further detail in NCI’s filings with the Securities and Exchange Commission. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

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NCI Building Systems Reports Third-Quarter Results

August 31, 2005

NCI BUILDING SYSTEMS, INC.

STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Sales	$292,734	$295,814	$788,544	$765,906
Cost of sales	221,572	227,578	597,113	589,835

Gross profit	71,162	68,236	191,431	176,071
	24.3%	23.1%	24.3%	23.0%
Selling, general and administrative expenses	44,130	40,727	124,198	117,666

Income from operations	27,032	27,509	67,233	58,405
Interest expense	(3,993)	(3,736)	(10,712)	(12,618)
Loss on debt refinancing	—	(9,879)	—	(9,879)
Other income, net	1,737	1,184	4,191	1,939

Income before income taxes	24,776	15,078	60,712	37,847
Provision for income taxes	10,087	6,683	24,569	15,991

	40.7%	44.3%	40.5%	42.3%

Net income	$14,689	$8,395	$36,143	$21,856

Net income per share:
Basic	$0.71	$0.42	$1.76	$1.11
Diluted	$0.70	$0.41	$1.73	$1.09

Average shares outstanding:
Basic	20,738	19,937	20,565	19,589
Diluted	21,012	20,236	20,919	19,863

Increase (decrease) in sales	-1.0%		3.0%

Increase in diluted earnings per share	70.7%		58.7%

Gross profit percentage	24.3%	23.1%	24.3%	23.0%

Selling, general and administrative expenses percentage	15.1%	13.8%	15.8%	15.4%

Income from operations percentage	9.2%	9.3%	8.5%	7.6%

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NCI Building Systems Reports Third-Quarter Results

August 31, 2005

NCI BUILDING SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	July 30, 2005	October 30, 2004
	(Unaudited)
ASSETS
Cash	$195,085	$8,222
Accounts receivable, net	96,062	108,869
Inventories	110,753	138,363
Deferred taxes	13,352	12,873
Prepaids	3,744	6,491

Total current assets	418,996	274,818

Property, net	186,997	185,687
Excess of cash over fair value of acquired net assets	337,244	318,247
Other assets	21,417	4,105

Total assets	$964,654	$782,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$2,000	$2,000
Accounts payable	40,374	57,569
Accrued expenses	68,606	88,012

Total current liabilities	110,980	147,581

Long-term debt, noncurrent portion	371,500	214,700
Deferred income taxes	23,942	19,399
Equity	458,232	401,177

Total Liabilities and Shareholders’ Equity	$964,654	$782,857

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NCI Building Systems Reports Third-Quarter Results

August 31, 2005

NCI BUILDING SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	July 30, 2005	July 31, 2004
Net income	$36,143	$21,856
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on debt refinancing		9,879
Depreciation and amortization	18,115	17,209
Loss on sale of fixed assets	135	156
Provision for doubtful accounts	27	2,026
Deferred income tax benefit	—	(170)
(Increase)/decrease in current assets	54,082	(73,210)
Increase/(decrease) in current liabilities	(38,324)	46,128

Net cash provided by operating activities	70,178	23,874

Cash flows from investing activities:
Acquisitions	(27,145)	—
Capital expenditures	(14,555)	(6,715)
Proceeds from sale of fixed assets	1,580	558
Other	(162)	1,729

Net cash used in investing activities	(40,282)	(4,428)

Cash flows from financing activities:
Proceeds from stock option exercises	4,957	15,988
Issuance of convertible debt	180,000	—
Net borrowings/(payments) on revolving lines of credit	(16,700)	10,600
Borrowing of long-term debt	—	200,000
Payments on long-term debt	(6,500)	(243,750)
Payment of refinancing costs	(4,790)	(8,060)

Net cash provided by (used in) financing activities	156,967	(25,222)

Net increase (decrease) in cash	186,863	(5,776)

Cash at beginning of period	8,222	14,204

Cash at end of period	$195,085	$8,428

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NCI Building Systems Reports Third-Quarter Results

August 31, 2005

NCI BUILDING SYSTEMS, INC.

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")

(Unaudited)

(In thousands)

	Trailing 12 Months
	July 30, 2005	July 31, 2004
Net income	$59,177	$31,968
Add:
Provision for income taxes	38,345	22,143
Interest expense, net of interest income and amortization on deferred financing costs	13,220	17,697
Depreciation and amortization	23,838	23,110
401(k) noncash contributions	5,754	3,723
Loss on debt refinancing	—	9,879	(1)
Non-cash real estate	—	391

Adjusted EBITDA (2)	$140,334	$108,911

(1)	The loss on debt refinancing was treated as extraordinary per the provisions of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which were applicable during fiscal year 2002.

(2)	The Company discloses adjusted EBITDA, which is a non-GAAP measure, because it is a widely accepted financial indicator in the metal construction industry of a company's profitability, ability to finance its operations, and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA is calculated based on the terms contained in the Company's credit agreement. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

RECONCILIATION OF ADJUSTED NET INCOME AND NET INCOME PER DILUTED SHARE

TO NET INCOME AND NET INCOME PER DILUTED SHARE

(Unaudited)

(In thousands)

	For the Nine Months Ended
	July 30, 2005	July 31, 2004
Net income	$36,143	$21,856
Add loss on debt refinancing	—	5,769
Subtract gain on group medical claims experience	(1,114)	—

Adjusted net income	$35,029	$27,625

Net income per diluted share	$1.73	$1.09
Adjusted net income per diluted share	$1.67	$1.39
Diluted shares outstanding	20,919	19,863

Adjusted net earnings and adjusted earnings per diluted share (the “adjusted items”) are non-GAAP financial measures. The Company excludes the loss on debt refinancing and the gain on group medical claims experience to improve the comparability of the results and because both management and most industry analysts rely on the adjusted items as a primary measure to review and assess the ongoing operating performance of the Company. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management and most industry analysts. The adjusted items should not be considered in isolation or as a substitute for net earnings or earnings per diluted share determined in accordance with generally accepted accounting principles in the United States.